Exhibit 3.2

RESTATED CERTIFICATE OF INCORPORATION

OF

FIRST MID BANCSHARES, INC.

First Mid Bancshares, Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, does hereby certify that:

1. The Corporation was formed as a Delaware corporation named First Mid-Illinois Bancshares, Inc. pursuant to the Certificate of Incorporation filed in the office of the Secretary of State of the State of Delaware on September 8, 1981 and restated on November 8, 1984, May 21, 1986, April 26, 2018 and April 25, 2019.

2. A Restated Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on April 25, 2019 and amended on May 12, 2025 (as amended, the “Restated Certificate of Incorporation”).

3. Pursuant to Section 245 of the General Corporation Law of the State of Delaware, this Restated Certificate of Incorporation has been duly adopted in accordance therewith, and only restates and integrates and does not further amend the provisions of the Restated Certificate of Incorporation, as heretofore amended or supplemented, and there is no discrepancy between the provisions of the Restated Certificate of Incorporation as heretofore amended and the provisions of this Restated Certificate of Incorporation.

4. The text of the Restated Certificate of Incorporation, as heretofore amended or supplemented is restated to read in its entirety as follows:

ARTICLE I

NAME

The name of the Corporation is FIRST MID BANCSHARES, INC.

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of its registered office in the State of Delaware is 229 South State Street, in the City of Dover, County of Kent. The name of its registered agent at such address is The Prentice-Hall Corporation System, Inc.

ARTICLE III

PURPOSE

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporation may be organized under the General Corporation Law of Delaware.

ARTICLE IV

AUTHORIZED STOCK

A. The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 45,000,000 shares of Common Stock, par value $4.00 per share, and 1,000,000 shares of Preferred Stock, no par value per share.

B. The Board of Directors is expressly authorized to adopt, from time to time, a resolution or resolutions providing for the issue of one or more series of Preferred Stock, with such voting powers, full

Exhibit 3.2

or limited, or no voting powers, and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors.

ARTICLE V

UNCLAIMED DIVIDENDS

Any and all right, title, interest and claim in or to any dividends declared by the Corporation, whether in cash, stock, or otherwise, which are unclaimed by the stockholder entitled thereto for a period of six years after the close of business on the payment date, shall be and be deemed to be extinguished and abandoned; and such unclaimed dividends in the possession of the Corporation, its transfer agents or other agents or depositaries shall at such time become the absolute property of the Corporation, free and clear of any and all claims of any persons whatsoever.

ARTICLE VI

BY-LAWS

In furtherance of and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the By-Laws of the Corporation.

ARTICLE VII

INTEREST OF DIRECTORS OR OFFICERS IN CONTRACTS

A director of the Corporation shall not in the absence of fraud be disqualified by his office from dealing or contracting with the Corporation either as a vendor, purchaser or otherwise, nor in the absence of fraud shall a director of the Corporation be liable to account to the Corporation for any profit realized by him from or through any transaction or contract of the Corporation by reason of the fact that he, or any firm of which he is a member, or any corporation of which he is an officer, director of stockholder, was interested in such transaction or contract if such transaction or contract has been authorized, approved or ratified in the manner provided in the General Corporation Law of Delaware for authorization, approval or ratification of transactions or contracts between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest.

ARTICLE VIII

INDEMNIFICATION

The Corporation shall, to the full extent permitted by Section 145 of the General Corporation Law of Delaware, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

ARTICLE IX

CERTAIN ARRANGEMENTS BETWEEN THE

CORPORATION AND ITS CREDITORS

Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of

Exhibit 3.2

equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor of stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provision of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders of this Corporation, as the case may be, and also on this Corporation.

ARTICLE X

DIRECTORS

A.
The number of directors which shall constitute the whole board shall be not less than one nor more than twenty-one. The first board elected after the adoption of this Restated Certificate of Incorporation by the stockholders shall consist of eight directors. Thereafter, within the limits above specified, the number of directors shall be determined by resolution of the Board of Directors or by the stockholders at the annual meeting. The directors shall be elected at the annual meeting of the stockholders, as provided in paragraph B of this Article X, and each director elected shall hold office until his successor is elected and qualified. Directors need not be stockholders.

B.
The directors shall be divided into three classes: Class I, Class II and Class III. Such classes shall be as nearly equal in number as possible. The term of office of the initial Class I directors shall expire at the annual meeting of stockholders in 1987; the term of office of the initial Class II directors shall expire at the annual meeting of stockholders in 1988; and the term of office of the initial Class III directors shall expire at the annual meeting of stockholders in 1989, or thereafter when their respective successors in each case are elected and qualified. At each annual election held after 1986, the directors chosen to succeed those whose terms then expire shall be identified as being of the same class as the directors they succeed and shall be elected for a term expiring at the third succeeding annual meeting or thereafter when their respective successors in each case are elected and qualified. Any director elected to a particular class by the stockholders or directors shall be eligible, upon resignation, to be elected to a different class.

C.
Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next election of the class for which such directors shall have been chosen, and until their successors shall be elected and qualified. If there are no directors in office, then an election of directors may be held in the manner provided by statute. If, at the time of filling any vacancy or any newly created directorship, the directors then in office shall constitute less than a majority of the whole board (as constituted immediately prior to any such increase), the Court of Chancery may, upon application of any stockholder or stockholders holding at least ten percent of the total number of the shares at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office.

Exhibit 3.2

D.
Whenever the holders of any series of Preferred Stock are entitled to elect one or more directors by the resolution or resolutions adopted by the Board of Directors pursuant to authority expressly vested in it by the provisions of paragraph B of Article IV of this Restated Certification of Incorporation, vacancies and newly created directorships of such series may be filled by a majority of the directors elected by such series then in office, or by a sole remaining director so elected.

E.
Election of directors need not be by written ballot unless the By-laws of the Corporation so provide.

F.
The Board of Directors or any stockholder entitled to vote in the election of directors may make nominations for the election of directors. Such nominations, other than those made by or on behalf of the existing Board of Directors of the Corporation, shall be made in writing, delivered or mailed by first class United States mail, postage prepaid, to the Secretary of the Corporation not fewer than 14 days nor more than 60 days prior to any meeting of the stockholders called for the election of directors; provided, however, that, if notice of the meeting is given to stockholders less than 21 days prior to the date of the meeting, such written nomination shall be delivered or mailed, as prescribed, to the Secretary of the Corporation not later than the close of business on the seventh day following the day on which notice of the meeting was mailed to stockholders. Each written nomination shall set forth (1) the name, age, business address and, if known, residence address of each nominee proposed in such written nomination (2) the principal occupation or employment of each such nominee for the past five years and (3) the number of shares of stock of the Corporation beneficially owned by each such nominee and by the nominating stockholder. The Chairman of the meeting may, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedure, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

G.
A director, whether elected by the stockholders or appointed by the directors, may be removed from office only for cause and by the affirmative vote or written consent of the holders of shares having at least 66-2/3% of the voting power of all outstanding capital stock of the Corporation entitled to vote thereon.

H.
The business of the Corporation shall be managed by its Board of Directors, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by this Restated Certificate of Incorporation or by the By-laws directed or required to be exercised or done by the stockholders.

ARTICLE XI

AMENDMENT OF THE CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation. In addition to any other requirements for amendments to this Restated Certificate of Incorporation, no amendment to this Restated Certificate of Incorporation shall amend, alter, change or repeal any of the provisions of Article X, Article XII, or this sentence of this Article XI, unless the amendment effecting such amendment, alteration, change or repeal shall have received the affirmative vote or written consent of the holders of shares having at least 75% of the voting power of all outstanding capital stock of the Corporation entitled to vote thereon.

ARTICLE XII

VOTING REGARDING CERTAIN BUSINESS COMBINATIONS

Exhibit 3.2

A. In addition to the requirements of any applicable statute, and except as otherwise expressly provided in paragraph B of this Article XII and notwithstanding any other provision of this Restated Certificate of Incorporation, any Business Combination shall require the affirmative vote of the holders of shares having at least 75% of the voting power of all outstanding capital stock of the Corporation entitled to vote thereon. Such affirmative vote shall be required notwithstanding the fact that no vote or a lesser vote may be required, or that some lesser percentage may be specified by law or otherwise in this Restated Certificate of Incorporation or by the By-laws of the Corporation.

B. The provisions of this Article XII relating to the required vote of the stockholders shall not be applicable to any particular Business Combination if all of the conditions specified in either subparagraph 1 or 2 below are met:

1.
Such Business Combination shall have been approved at any time prior to its consummation by resolution adopted by a majority of the Continuing Directors of the Corporation.

2.
All of the foregoing conditions shall have been met:

a.
The aggregate amount of the cash and the Fair Market Value as of the date of the consummation of such Business Combination of consideration other than cash to be received by holders of the Common Stock of the Corporation in such Business Combination, computed on a per share basis, shall be at least equal to the highest of the following:

(1) the highest price per share (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by the Related Person for any shares of Common Stock of the Corporation acquired by the Related Person (i) within the two-year period immediately prior to the date of the first public announcement of the Business Combination or (ii) in the transaction or transactions by which the Related Person became a Related Person, whichever is higher;

(2) the Fair Market Value per share of the Common Stock of the Corporation on the date of the first public announcement of the Business Combination or the date on which the Related Person first became a Related Person, whichever is higher; or

(3) an amount which bears the same percentage relationship to the amount determined under clause (2) of this condition (a), as the highest price per share (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) that such Related Person has previously paid for any share of the Corporation’s Common Stock bears to the Fair Market Value of the Common Stock of the Corporation on the date of the first public announcement of the Business Combination or the date of the first acquisition of any Voting Stock of the Corporation by such Related Person, whichever occurs first.

b.
The aggregate amount of the cash and the Fair Market Value as of the date of the consummation of such Business Combination of consideration other than cash to be received by holders of shares of any class or series of Voting Stock of the Corporation other than Common Stock in such Business Combination, computed on a per share basis, regardless of whether the Related Person has previously acquired

Exhibit 3.2

any shares of any class or series of Voting Stock of the Corporation other than Common Stock, shall be at least equal to the highest of the following:

(1)
the highest price per share (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by the Related Person for any shares of such class or series of Voting Stock acquired by the Related Person (i) within the two-year period immediately prior to the date of the first public announcement of the Business Combination or (ii) in the transaction or transactions by which the Related Person became a Related Person, whichever is higher;

(2)
the Fair Market Value per share of such class or series of Voting Stock on the date of the first public announcement of the Business Combination or the date on which the Related Person first became a Related Person, whichever is higher;

(3)
an amount which bears the same percentage relationship to the amount determined under clause (2) of this condition (b), as the highest price per share (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) that such Related Person has previously paid for any share of the Corporation’s Common Stock bears to the Fair Market Value of such class or series of Voting Stock of the Corporation on the date of the first public announcement of the Business Combination or the date of the first acquisition of any Voting Stock of the Corporation by such Related Person, whichever occurs first; or

(4)
the highest preferential amount per share to which the holders of shares of such class or series of Voting Stock are entitled in the event of any voluntary or involuntary dissolution, liquidation or winding up of the Corporation.

c.
The consideration to be received by holders of a particular class or series of Voting Stock (including Common Stock) shall be cash or the same consideration, if any, as the Related Person has previously paid for shares of such class or series of Voting Stock. If the Related Person has paid for shares of any class or series of Voting Stock with varying forms of consideration, the form of consideration for such class or series of Voting Stock shall be either cash or the consideration used to acquire the largest number of shares of such class or series of Voting Stock previously acquired by it.

d.
After such Related Person has become a Related Person and prior to the consummation of such Business Combination, such Related Person shall not have become the beneficial owner of any additional shares of Voting Stock of the Corporation except as part of the transaction which results in such Related Person becoming a Related Person.

Exhibit 3.2

e.
After such Related Person has become a Related Person and prior to the consummation of such Business Combination, (1) except as approved by a majority of the Continuing Directors, there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) on any outstanding Preferred Stock of the Corporation; and (2) there shall have been (i) no reduction in the annual rate of dividends paid on the Common Stock of the Corporation except as necessary to reflect any subdivision of the Common Stock, except as approved by a majority of the Continuing Directors, and (ii) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock of the Corporation unless the failure to increase such annual rate is approved by a majority of the Continuing Directors.

f.
After such Related Person has become a Related Person, such Related Person shall not have received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

g.
For the purpose of soliciting stockholder approval of such Business Combination, a proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to all stockholders of this Corporation at least 30 days prior to the date of the meeting at which such Business Combination will be voted on by the stockholders of the Corporation, whether or not such proxy or information statement is required to be mailed pursuant to such Act or any such subsequent provisions.

h.
The Board of Directors has received an opinion of a nationally or regionally known investment banking firm selected by a majority of the Continuing Directors to the effect that the consideration to be received per share by holders of the Voting Stock of the Corporation in the Business Combination is fair from the financial point of view of the stockholders of the Corporation other than the Related Person.

C. All prices determined in accordance with paragraph B of this Article XII shall be subject to appropriate adjustment in the event of any stock dividend, stock split, combination of shares or similar event.

D. The terms listed below shall have the following definitions for the purposes of this Restated Certificate of Incorporation:

Exhibit 3.2

1.
The terms “Affiliate” and “Associate” shall have the respective meanings as defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on May 21, 1986.

2. The term “beneficially owns” shall have the meaning as defined in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on May 21, 1986. Without limiting the foregoing, any shares of Voting Stock of the Corporation that any Related Person (a) has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, or (b) receives benefits substantially equivalent to ownership from, shall be deemed beneficially owned by the Related Person.

3.
The term “Business Combination” shall mean any one or more of the following:

a.
any merger or consolidation of the Corporation or of any Subsidiary with or into any Related Person;

b.
any sale, lease, exchange, transfer or other disposition, including without limitation a mortgage or any other security device, by the Corporation or any Subsidiary of assets constituting all or any Substantial Part of all of the assets of the Corporation and its Subsidiaries taken as a whole to or with any Related Person in a single transaction or a series of related transactions, including without limitation a transfer of assets in connection with or as part of the plan for the liquidation or dissolution of the Corporation;

c.
any issuance or transfer by the Corporation or any Subsidiary of any Voting Stock of the Corporation (except for Voting Stock issued pursuant to a stock option, purchase, bonus or other plan for natural persons who are directors, employees, consultants and/or agents of the Corporation or any Subsidiary) to any Related Person in exchange for cash, assets or securities or a combination thereof; and

d.
any reclassification of securities (including any reverse stock split), or recapitalization, reorganization or other transaction involving the Corporation that would have the effect, directly or indirectly, of increasing the proportionate voting power or control of a Related Person with respect to the affairs of the Corporation.

4.
The term “Continuing Director” shall mean any member of the Board who is unaffiliated with, and not a nominee of, the Related Person and either was a member of the Board prior to the time that the Related Person became a Related Person or was recommended to succeed a Continuing Director by a majority of Continuing Directors on the Board at the time of such recommendation.

5.
The term “Fair Market Value” shall mean (a) in the case of an item that is traded and regularly quoted in an established market, the highest closing sale price or the highest closing bid quotation during the twenty trading days immediately preceding the date as of which Fair Market Value is being determined, and (b) in the case of an item that is not so traded and quoted, the fair market value of such property on the date in question as determined by a majority of the Continuing Directors in good faith.

Exhibit 3.2

6.
The term “person” shall mean any individual, firm, corporation, partnership or other entity.

7.
The term “Related Person” shall mean and include (a) any person which, together with its Affiliates and Associates beneficially owns in the aggregate more than 5% of the outstanding Voting Stock of the Corporation, (b) any Affiliate or Associate of any such person, and (c) any person, with reference to a particular Business Combination, who would become a Related Person upon its consummation.

8.
The term “Subsidiary” shall mean any entity in which the Corporation beneficially owns, directly or indirectly, more than 50% of the Voting Stock.

9.
The term “Substantial Part” shall mean more than 30% of the fair market value of the total assets of the corporation in question, as of the end of its most recent fiscal year ending prior to the time that the determination is being made.

10.
The term “Voting Stock” shall mean all outstanding shares of capital stock of a corporation entitled to vote generally in the election of directors of such corporation and each reference to a proportion of shares of Voting Stock shall refer to such proportion of the votes entitled to be cast by these shares.

E. Nothing contained in this Article XII shall be construed to relieve any Related Party from any fiduciary obligation imposed by law.

F. The interpretation, construction and application of any provision or provisions of this Article XII and the determination of any facts in connection with the application of this Article XII, shall be made by a majority of the Continuing Directors of the Corporation. Any such interpretation, construction, application or determination, when made in good faith, shall be conclusive and binding for all purposes of this Article XII.

ARTICLE XIII

CONSIDERATION IN EVAULATING ACQUISITION PROPOSALS

In connection with the exercise of its judgement in determining what is in the best interests of the Corporation and its stockholders when evaluating a proposal by another person or persons to make a tender or exchange offer for any equity security of the Corporation or any Subsidiary, to merge or consolidate with the Corporation or any Subsidiary or to purchase or otherwise acquire all or substantially all of the assets of the Corporation or any Subsidiary, the Board of Directors of the Corporation shall consider all of the following factors and any other factors which it deems relevant: (a) the adequacy of the amount to be paid in connection with any such transaction; (b) the social and economic effects of the transaction on the Corporation and its Subsidiaries, the employees, depositors, loan and other customers and creditors of the Corporation and its Subsidiaries and the other elements of the communities in which the Corporation or its Subsidiaries operate or are located; (c) the business and financial condition and earnings prospects of the acquiring person or persons, including, but not limited to, debt service and other existing or likely financial obligations of the acquiring person or persons, and the possible effect of such conditions upon the Corporation and its Subsidiaries and the other elements of the communities in which the Corporation and its Subsidiaries operate or are located; (d) the competence, experience and integrity of the acquiring person or persons and its or their management; and (e) any antitrust or other legal or regulatory issues which may be raised by any such transaction.

Exhibit 3.2

ARTICLE XIV

PARTIAL ELIMINATION OF PERSONAL LIABILITIES OF DIRECTORS

No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty by such director as a director; provided, however, that this Article XIV shall not eliminate or limit the liability of a director to the extent provided by applicable law (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article XIV shall apply to have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

IN WITNESS WHEREOF, this Restated Certificate of Incorporation was duly adopted in accordance with the applicable provisions of Section 245 of the General Corporation Law of the State of Delaware, as amended. This Restated Certificate of Incorporation has been signed by the President, and attested by the Secretary, of First Mid Bancshares, Inc. this 12th day of May, 2025.

_____________________________

Joseph R. Dively, CEO & President

ATTEST:

____________________

Austin Frank, Secretary